UNITED STATES

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Iterum Therapeutics plc

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[The following communication was sent or made available commencing on September 30, 2024 to certain shareholders of Iterum Therapeutics plc]

September 30, 2024

Dear Shareholder,

We are writing to you in connection with the upcoming extraordinary general meeting of shareholders of Iterum Therapeutics plc which has been adjourned again until October 8, 2024 (EGM), as we did not have sufficient votes to approve the sole proposal to be voted upon at the EGM.

As we approach the PDUFA action date of October 25, 2024, which was assigned by the FDA to our resubmitted NDA for oral sulopenem for the treatment of uncomplicated urinary tract infections in adult women, now, more than ever, the vote at the upcoming EGM is critical to the future of Iterum and its shareholders.

We do not expect to be able to complete a capital raise in advance of the PDUFA action date but a vote “FOR” the proposal at the EGM will give us the ability to complete a capital raise at a future date through the issue of new shares for cash more efficiently and through a less costly process. Having the flexibility to efficiently issue shares at a time when market conditions are favorable may help limit the dilutive effect of any such capital raise. In addition, having the ability to issue shares for cash may provide additional leverage in discussions with potential strategic partners.

While we can still issue previously approved ordinary shares even without the proposed pre-emptive rights waiver, not having the waiver (i) would significantly encumber and increase the cost of our capital-raising process, (ii) would dramatically increase the timetable for commencing and completing any such financing transaction, and (iii) would result in severe limitations in the amount we could raise. Ultimately, any capital raised in such circumstances may be insufficient to continue to fund the business through our ongoing strategic process which could subject us to major insolvency risk.

YOUR VOTE IS IMPORTANT, no matter how large or small your holdings may be. If you have voted against the proposal, please consider changing your vote to vote “FOR” the proposal. There is still time to change your vote through October 7, 2024, at 11:59 PM ET.

Sincerely,

________________________

Corey N. Fishman

President and Chief Executive Officer